Exhibit 6.9

SERVICE AGREEMENT

Signed on September 16, 2021, on one side:

POTÁSSIO DO BRASIL LTDA., limited liability company, registered with the CNPJ/MF under no. 10.971.768/0001-66, headquartered in Manaus/AM, located at Rua Rio Içá, nº. 310, Sl 105, Bairro Nossa Senhora das Graças, CEP: 69053-100, herein represented in the form of its articles of association, hereinafter individually referred to as “CONTRACTING PARTY”; and

E, on the other:

J.MENDO CONSULTORIA EMPRESARIAL LTDA, limited liability company, registered with the CNPJ/MF under no. 07.885.199/0001-21, headquartered in Nova Lima/MG, located at Rua Ministro Orozimbo Nonato, no. 442 - Sala 416, Bairro Vila da Serra, CEP: 34.006-053, herein represented in the form of its entrepreneur registration , hereinafter referred to simply as “CONTRACTOR”,

CONTRACTING PARTY and CONTRACTOR individually referred to as “Party” and, jointly, as “Parties”, resolve to enter into this Service Agreement (“Agreement”), in accordance with the following terms and conditions:

1. PURPOSE

1.1. This Agreement has the purpose of providing, by the CONTRACTED PARTY to the CONTRACTING PARTY, consulting and management services for mining projects conducted by the CONTRACTING PARTY, including the supervision and coordination of teams and works related to said projects, hereinafter referred to as “Services”.

1.2. The documents listed below, duly initialed by the Parties, form an inseparable part of this Agreement. In case of contradiction, the provisions of this Agreement shall prevail over those of the Annexes:

(“Annex I”) CONTRACTING PARTY’s Code of Conduct and Anti-Corruption Policy

2. TERM OF CONTRACT

This Agreement shall be effective immediately from the date of signature. The term of this contract is indefinite.

3. PRICE, BILLING AND PAYMENT METHOD

3.1. For the execution of the Services, the CONTRACTING PARTY will pay the CONTRACTED PARTY the monthly amount of R$ 60,000.00 (sixty thousand reais) for the Services demanded in the form of item 1.1.

3.1.1. For budgetary purposes only and for possible application of penalties, the value of this Agreement will be R$ 720,000.00 (seven hundred and twenty thousand reais).

3.2. For the billing and payment of the Services, the CONTRACTOR will prepare, on the last business day of each month, the measurement bulletin of the Services (“Measurement Bulletin”), which must be accompanied by the report of the services actually requested and provided in the 30 (thirty) days prior to its preparation.

3.3. It is expressly agreed that all remuneration due to the CONTRACTOR are included in the Price and all costs that may contribute to the formation of the prices offered are considered, including, but not limited to, administration, supervision, taxes, fees, tariffs, social security payments, labor contributions, and the CONTRACTOR shall not have any claim to change the Price.

3.4. Upon receipt of the invoice, the CONTRACTING PARTY must make its payment within 7 business days, by means of bank transfer/deposit in the current account of n. 13-003989-2 of agency n. 4232, of Banco Santander SA (033) owned by the CONTRACTOR, the respective vouchers serving as definitive proof of discharge of each payment.

3.5. In case of delay in payment caused unjustifiably and exclusively by the CONTRACTING PARTY, interest on late payment will be added at the rate of 0.5% (half percent) per month, calculated pro rata die, from the due date until the date of actual payment, provided that, when notified, the CONTRACTING PARTY has not fulfilled the obligation within the new agreed term or responded to the notification. No other penalties and/or interest will apply in this case.

3.6. The CONTRACTOR expressly waives the right to extract a duplicate of the invoice issued due to the Services provided, or any other document capable of instrumentalizing a protest, under penalty of incurring a penalty equivalent to the value of the document improperly extracted, without prejudice to criminal representation, filing of action for repairing damages and other penalties provided for in this Agreement on a cumulative basis.

4. OBLIGATIONS OF THE CONTRACTOR

4.1. In addition to the other obligations mentioned in this Agreement, the CONTRACTOR is responsible for:

4.1.1. Strictly observing (i) the legislation in force, (ii) the regulations, requirements and recommendations of the competent public bodies, as well as, (iii) the recommendations of the CONTRACTING PARTY, and its internal rules, which will be provided to the CONTRACTED PARTY when requested.

4.1.2. Obtain and maintain in force all authorizations, grants, licenses and registrations, before the Public Administration or private entities, necessary for the legal and safe execution of the Services.

4.1.3. Be technically responsible for the execution of the Services, observing the CONTRACTING PARTY’s guidelines, always with the exception of the CONTRACTOR’s exclusive and full responsibility for all its activities.

4.1.4. Repair, at its own expense and within the period established by the CONTRACTING PARTY, the Services that may be rejected by the CONTRACTING PARTY, for not meeting the specifications of the Contract, and the CONTRACTING PARTY shall not owe any other amount, for any reason whatsoever.

4.1.5. Provide necessary personnel, including specialized and auxiliary labor, bearing, with exclusive responsibility, the salaries and any social charges, provided that it is not considered, by mutual agreement between the Parties, an increase in the scope of services provided for in this Agreement. In this case, the Parties may negotiate for the review of the values presented in the formation of the price stipulated in Clause 3 above.

4.1.6. Comply with and ensure that its employees and any person under their responsibility comply with occupational safety, hygiene and medicine standards, including, without limitation, the use of personal protective equipment (“PPE”), if necessary, which must provide the your personnel involved in this Agreement, and to any person under your responsibility.

4.1.7. Immediately inform the CONTRACTING PARTY, verbally and in writing, of any changes or cancellations that may occur in the course of providing the Services.

4.1.8. Not to subcontract the Services object of this Agreement, in whole or in part, without the prior and express consent, in writing, of the CONTRACTING PARTY.

4.1.9. Respect and enforce the prohibition of slave or slavery-like work, as well as the work of persons under 18 (eighteen) years of age in night, dangerous or unhealthy activities and of persons under 16 (sixteen) years of age in any work, except on condition that apprentices, from 14 (fourteen) years old.

4.1.10. The CONTRACTOR declares that it is able to perform all acts of its civil life and guarantees that it has the right to enter into this Agreement and to fully comply with the obligations assumed herein, without this fact entailing the violation of any provision of its Entrepreneur Registration and /or third party rights.

5. OBLIGATIONS OF THE CONTRACTING PARTY

5.1. In addition to the other obligations mentioned in this Agreement, the CONTRACTING PARTY is responsible for:

5.1.1. Paying the Contact Price, pursuant to Clause 3 above.

5.1.2. Provide the CONTRACTOR with the information essential for the proper performance of the Services.

5.1.3. Provide transportation, accommodation and food to the CONTRACTOR’s employees, when the services are provided at the CONTRACTING PARTY’s projects site. Travel, food and accommodation expenses when incurred by the CONTRACTOR’s employees to provide the services, must be previously authorized by the CONTRACTING PARTY and will be reimbursed following the CONTRACTING PARTY’s Compliance rules.

6. TAX INCIDENCES

6.1. The CONTRACTOR shall be exclusively responsible for any and all taxes, whether Federal, State or Municipal, that are levied on the Services, by virtue of any legal provision in force or that may be instituted, including the Tax on Services of Any Nature - ISSQN, to be collected in accordance with the provisions of art. 3 of LC116/2003, and proof of payment in the municipality(ies) where the services are provided must be forwarded to the CONTRACTING PARTY together with the Invoice for payment, under penalty of withholding payment.

6.2. The CONTRACTOR expressly authorizes the CONTRACTING PARTY to make all withholdings related to taxes and public prices levied on the Contract when necessary.

6.3. If, during the term of the Agreement, new taxes are created or the current rates are modified, in order to demonstrably increase or decrease the CONTRACTOR’s burden, directly related to this Agreement, the Price may be revised in order to adapt it to these changes, compensating, at the earliest opportunity, any differences resulting from these changes, in accordance with the new values found by consensus of the Parties.

6.4. If, aware of the existence of tax incentives applicable to the Contract, the CONTRACTOR causes the non-use, revocation, reduction or suspension thereof, it will bear the resulting burden.

7. DEFAULT AND FINE

7.1. If the CONTRACTOR fails to comply with any of the obligations of this Agreement, including, but not limited to, the terms established in this instrument and/or its Annexes, provided that the CONTRACTING PARTY has not demonstrably given rise to the default, the CONTRACTING PARTY may, at any time , issue a notice of default (“Notice of Default”), describing the contractual breach so that the CONTRACTED PARTY fulfills the defaulted obligation within 15 (fifteen) calendar days, counted from its receipt.

7.2. If the CONTRACTED PARTY does not comply with the defaulted obligation within a maximum period of up to 15 (fifteen) consecutive days, established in item 7.1, and there is no specific fine in this Agreement, the CONTRACTING PARTY may retroactively apply a non-compensatory daily penalty, from the date of non-compliance with the obligation or, in the impossibility of specifying this date, of receipt of the Notice of Default, without the need for a new notification, in the amount corresponding to 1% (one percent) of the Estimated Value indicated in item 3.1.1, corrected with interest of 1% (one percent) per month, until the fulfillment of the defaulted obligation. In the event of default of an obligation whose subsequent fulfillment is impossible or is not usable by the CONTRACTING PARTY, at its sole discretion, the Notice of Default will not be necessary, so that the CONTRACTING PARTY may directly apply a fine in the amount of 10% (ten percent) of the Estimated Value of the Contract, immediately after the CONTRACTOR receives a notification for this purpose (“Notice of Fine”), and the CONTRACTOR may use the same expedient, in similar cases.

7.3. In any of the cases provided for in items 7.2 and 7.3 above, the CONTRACTING PARTY is hereby authorized to deduct from the payments to the CONTRACTED PARTY the amounts of the fines owed to it, regardless of specific notification for this purpose.

7.3.1. The fines and penalties provided for in this Agreement will be applied cumulatively, according to the occurrence of the events that give rise to their incidence.

7.4. In addition to the collection of a non-compensatory criminal fine, the CONTRACTING PARTY may enforce the defaulted obligation, as per 12.3 below, and/or terminate this Agreement in full right, by means of a notice with immediate effect.

7.5. Regardless of the imposition of a fine, contractual termination or forced compliance with the defaulted obligation, the CONTRACTING PARTY will also be entitled to compensation for direct material damages, demonstrably suffered.

7.6. Neither Party may demand indirect material damages, non-material damages, losses or lost profits from the other Party in the face of the breach of this Agreement, except as provided in Clause 10 below

8. PERFORMANCE BONUS.

8.1. The CONTRACTING PARTY may freely, in exceptional cases and at its free, sole and exclusive discretion, authorize the invoicing, by the CONTRACTED PARTY, of extra amounts, as a special bonus, in cases of outstanding performance and/or success in carrying out the contracted services, without this implying, under any circumstances, in the alteration of the terms of this CONTRACT, nor in a right acquired by the CONTRACTOR.

8.2 The provision of this clause does not enable, under any circumstances, the collection of any amount as a bonus for performance by the CONTRACTOR.

8.3 Any occasional payment of special performance bonuses does not imply the possibility of such payment happening again, even if the same conditions that based the previous payment are repeated.

8.4 The CONTRACTOR did not consider the performance bonus in the formation of the price stipulated in Clause 3 above, and recognizes that it can provide the services contracted herein without receiving any amount as a performance bonus, regardless of the period of time in which such services are provided.

8.5 The CONTRACTING PARTY, or a related party of the CONTRACTING PARTY, may also freely, in exceptional cases and at its free, sole and exclusive discretion, grant the CONTRACTED PARTY or its related party, stock options (Stock Options) of the CONTRACTING PARTY or its part related, as a special bonus, in cases of outstanding performance and/or success in carrying out contracted services, without this implying, under any circumstances, in changing the terms of this Agreement, nor in a right acquired by the CONTRACTOR.

8.6 Subject to the final approval of the Board of Directors of Brazil Potash (the CONTRACTING PARTY’s parent company), a performance bonus of BRL 1,200,000.00 (One million, two hundred thousand reais), in the event of the final and irrevocable obtaining of the installation license (LI ) of the CONTRACTING PARTY’s Autazes project based on the CONTRACTED PARTY’s direct and substantial involvement in achieving this objective, was offered to the CONTRACTING PARTY by the CONTRACTED PARTY.

8.7. Subject to the final approval of the Board of Directors of Brazil Potash (parent company of the CONTRACTING PARTY), an option to acquire 500,000 (five hundred thousand) shares of Brazil Potash at the price of US$ 4.00 (four US dollars) was offered to the CONTRACTING PARTY by the CONTRACTED PARTY.

9. ANTI-BRIBERY AND ETHICAL CONDUCT

9.1. The CONTRACTOR undertakes, under the penalties provided for in this instrument and in the applicable legislation, to strictly observe and comply with national and foreign anti-corruption laws (together “Anti-Corruption Laws”), as well as the rules contained in the Code of Conduct and of the CONTRACTING PARTY’s internal policies (“Anti-Corruption Policy”).

9.2. The CONTRACTOR declares and guarantees that:

9.2.1. it is not involved or will be involved, directly or indirectly, by its representatives, administrators, directors, directors, partners or shareholders, advisors, consultants, subcontractors and employees, during the fulfillment of the obligations provided for in this contract, in any activity or practice that constitutes a violation of the terms of the Anti- Corruption Laws and/or the Anti-Corruption Policy;

9.2.2. and its representatives, administrators, officers, directors, partners or shareholders, advisors, consultants, employees, directly or indirectly (i) under investigation due to allegations of bribery and/or corruption; (ii) in the course of a judicial and/or administrative proceeding have either been convicted or indicted on charges of corruption or bribery; (iii) listed in any governmental entity, neither known nor suspected of terrorism and/or money laundering practices; (iv) subject to economic and business restrictions or sanctions, of any nature, by any governmental entity; and (v) banned or prevented from doing business, of any nature, in accordance with any law that is imposed or enforced by any governmental entity;

9.2.3. directly or indirectly, has not offered, promised, paid, agreed or authorized the payment of cash, given or agreed to give gifts or anything of value and, during the term of this Agreement, will not offer, promise, pay, agree or authorize the cash payment, giving or agreeing to give gifts or anything of value to any person or entity, public or private, with the aim of unlawfully benefiting you, the CONTRACTING PARTY and/or its business;

9.2.4. directly or indirectly, it will not receive, transfer, maintain, use or hide resources that result from any illegal activity, nor will it hire as an employee or in any way maintain a professional relationship with individuals or legal entities involved in criminal activities, in particular Anti-corruption laws, money laundering, drug trafficking, people, plants and wild animals and terrorism;

9.2.5. (a) the CONTRACTOR’s current legal representatives and professionals directly or indirectly linked to the performance of the Contract (“CONTRACTOR’s Representatives”) are not public agents;

(b) that it will immediately inform, in writing, when any Representative of the CONTRACTOR becomes a public agent; and (c) if the event provided for in item “b” above actually occurs, the CONTRACTING PARTY may, at its sole discretion (i) terminate this contract, without imposing any fine or penalty; (ii) request the immediate removal of the person from all activities related to the performance of the Agreement.

9.2.6. You acknowledge and agree that this Agreement is subject to the FCPA – Foreign Corrupt Practices Act (USA), the UK Bribery Act (United Kingdom); the Corruption of Foreign Public Officials Act (Canada) and any other countries’ anti-bribery laws that may apply.

9.3. Upon request by the CONTRACTING PARTY, the CONTRACTED PARTY, at its own expense, will provide the CONTRACTING PARTY, in a timely manner, with any and all materials, documents, information, data or certificate(s) in relation to the CONTRACTED PARTY’s compliance with the Laws and this clause.

9.4. The CONTRACTOR undertakes to maintain books, accounts, records and invoices demonstrating in a detailed, accurate and correct way its operations, precisely complying with the accounting standards, and agrees that, if deemed necessary, the CONTRACTING PARTY shall have the right, directly or indirectly , with the help of third parties that it may indicate, audit the books, accounts, records, invoices and supporting documentation that support the operations related to the Agreement to verify compliance with the provisions of the Anti-Corruption Laws and also the Anti- Corruption Policy. Likewise, the CONTRACTOR, in the course of any audit, undertakes to present the information and documents that may be necessary, whenever requested, within the period set by the CONTRACTING PARTY.

9.5. The CONTRACTED PARTY agrees that the breach of this Clause will be considered a serious breach of this Agreement, giving the CONTRACTING PARTY the right to terminate this Agreement motivated and immediately, without prejudice to the suspension and retention of payments, by means of simple communication, application of contractual fines, including termination, and collection of corresponding losses and damages.

9.6. The CONTRACTOR shall promptly notify the CONTRACTING PARTY in writing of any suspicion or violation of the provisions of the Anti-Corruption Laws and/or the Anti-Corruption Policy by the CONTRACTED PARTY or any of its representatives, administrators, directors, directors, partners or shareholders, advisors, consultants, subcontractors and employees, as well as participation in bribery or corruption practices, as well as failure to comply with any declaration provided for in this Clause.

9.7. The CONTRACTING PARTY will not be jointly or severally liable for lawsuits and/or administrative proceedings, losses or damages resulting from the CONTRACTOR’s failure to comply with any Anti-Corruption Law or this anti-corruption clause or related to the termination of the contract, in accordance with this clause, and the CONTRACTOR shall indemnify and exempt the CONTRACTING PARTY, its affiliates, and their respective shareholders, directors, directors, employees, agents, successors and assignees, from any such lawsuits, administrative proceedings, losses or damages and other expenses of any nature related to the default , including related costs, investigation expenses, court costs and attorneys’ fees.

9.8. In the event of any legal action and/or administrative proceeding against the CONTRACTED PARTY related to its non-compliance with the Anti-Corruption Laws, the CONTRACTOR shall notify the CONTRACTING PARTY, in writing, of such action before its publication and/or disclosure, or within 10 working days of receipt.

9.9. The CONTRACTED PARTY is responsible to the CONTRACTING PARTY for the acts performed by its representatives, administrators, directors, directors, partners or shareholders, advisors, consultants, subcontractors and employees, as well as the controlling, controlled, affiliated or subcontracted companies of the CONTRACTED PARTY, directly or indirectly involved in the performance of this Agreement.

10. CONFIDENTIALITY

10.1. It is incumbent upon the Parties to maintain in absolute secrecy any and all information that has been made available to them by the other Party, or to which they have had access, developed or acquired as a result, directly or indirectly, of the execution and fulfillment of this Agreement, including, but not limited to information of a technical, operational, financial, legal and/or commercial nature (the “Information Confidential”).

10.2. Confidential Information will not be considered as information presented in the records of lawsuits that are not subject to secrecy of justice and confidential procedures, or those whose disclosure, previously authorized by the Parties, is necessary for the representation of the interests of the Parties as the case may be.

10.3. The Parties undertake to (i) treat Confidential Information with due confidentiality and not disclose it to third parties or any person, unless such disclosure is necessary for the performance of this Agreement; (ii) not use, under any circumstances, the Confidential Information for their own benefit or that of third parties; (iii) not produce any type of copy or backup ofConfidential Information, unless the other Party’s prior written authorization; (iv) at any time, at the request of the other Party, immediately return or destroy the Confidential Information, obliging itself not to use it anymore; (v) in the event of a court order for the disclosure of Confidential Information or a request by regulatory and/or administrative entities, immediately inform the other Party, in writing, in order to allow it to take the measures it deems appropriate.

10.4. The duty of confidentiality will remain in effect for another 5 (five) years after the expiration of this Agreement. In the event of non-compliance with this Clause 9, the opposing Party shall be entitled to compensation for the direct and indirect losses and damages suffered as a result of the breach of the confidentiality obligation.

11. RESPONSIBILITIES

11.1. The CONTRACTOR shall keep the CONTRACTING PARTY harmless and fully reimburse any amounts to which it may be administratively sued, sued and/or condemned due to: (i) non-fulfilment, at the proper time, of any obligation attributable to the CONTRACTED PARTY, originating from this Agreement or from law, whether of a tax, labor, social security, civil, environmental or any other nature; (ii) its involvement in proceedings of any nature relating to obligations under this Agreement that are the responsibility of the CONTRACTED PARTY, including in labor claims filed by employees of the CONTRACTED PARTY, whether the CONTRACTING PARTY is considered an isolated, subsidiary or jointly liable party, either as a defendant or intervening; and (iii) damages of any nature, related to this Agreement and caused to the CONTRACTING PARTY.

11.2. The CONTRACTING PARTY is hereby authorized to retain and offset the amount equivalent to that being claimed against the amounts billed against it by the CONTRACTED PARTY or by a company of the CONTRACTED PARTY’s group, under this or another contract, returning it to the CONTRACTED PARTY after: ( i) the successful administrative closure of the claim; (ii) irrevocable decision dismissing the deed or excluding the CONTRACTING PARTY from the defendant’s side; or (iii) full payment of the debt by the CONTRACTOR duly proven.

11.3. In judicial and/or administrative proceedings in which the CONTRACTING PARTY is involved, in any capacity, for demands related to the CONTRACTED PARTY’s conduct, the CONTRACTING PARTY will reimburse the CONTRACTING PARTY, regardless of the result of the judicial or administrative proceedings related to acts or omissions of the CONTRACTED PARTY in which the CONTRACTING PARTY involved, the value of the hours spent by its lawyers and agents, in addition to the legal and administrative expenses and the costs that it incurs, serving as the basis for the reimbursement agreed herein, the remuneration of the CONTRACTING PARTY’s lawyers and agents, in addition to the fees contractually paid to third-party lawyers to monitor the processes, upon presentation of the respective vouchers.

11.3.1. If the CONTRACTOR does not take such measures within 30 (thirty) days, counted from the CONTRACTING PARTY’s request, the CONTRACTING PARTY may arrange for damages to be repaired and, regardless of notification, deduct the corresponding amount, duly corrected, from the first subsequent invoice presented by the CONTRACTOR due to this or another contract.

12. TERMINATION

12.1. This Agreement may be terminated by the CONTRACTING PARTY, at any time, without reason, by giving written notice, at least 30 (thirty) days in advance, in which case no fine or any other penalty will be due, without prejudice to the provisions of item 12.3 below.

12.2. This Agreement may be terminated by either Party immediately, in a motivated manner, provided that, notified in the form of Clause 7 retro, the opposing Party does not comply with the defaulted obligation within the agreed period or in other cases provided for in this Agreement, provided that, in any case, the Party will be entitled to a fine corresponding to 10% (ten percent) of the Estimated Value of the Agreement, corresponding losses and damages, in addition to procedural expenses and attorney’s fees. In all cases and events of termination of this Agreement, whether any reason is present or absent, (i) the CONTRACTING PARTY shall pay the CONTRACTED PARTY all Services that have been proven to have been authorized, performed, approved and not paid, less any damages to the CONTRACTING PARTY caused by the CONTRACTOR; and (ii) the obligations arising from previous liabilities, liabilities, product quality, confidentiality and compliance will remain in force.

12.3. Upon terminating the Agreement for any reason, the CONTRACTING PARTY may hire whoever it deems fit to perform the Services yet to be performed, regardless of any consultation or interference from the CONTRACTED PARTY.

13. GENERAL PROVISIONS

13.1. This Agreement supersedes and cancels any other agreement, oral or written, between the Parties involving the same object.

13.2. Additions. The terms and conditions of this Agreement may only be modified or amended by a written document signed by both Parties.

13.3. Extrajudicial executive title. This Agreement is an extrajudicial enforceable instrument, and its obligations may be subject to a specific enforcement action. The Parties agree that failure to comply with any of the obligations set forth in this Agreement may be subject to specific performance by the aggrieved Party, in accordance with the rules contained in articles 497, 798, 815 of the Brazilian Civil Procedure Code (Law 13.105/2015), at the sole discretion of the aggrieved Party.

13.4. Independence of clauses and provisions. If, for any reason, any provision of this instrument is held to be invalid, illegal or unenforceable, such provision shall be disregarded only to the extent of its effective scope, and the validity, legality and enforceability of the other provisions of this Agreement will not be affected or compromised.

13.5. Compensation and Retention of Values. The amounts due from one Party to the other, in any capacity, including without limitation payments, fines and indemnities of any nature may be offset and/or withheld as the case may be.

13.6. Novation. The non-exercise, by the Parties, of any of the rights or prerogatives provided for in this Agreement, or even in the applicable legislation, as well as any partial negotiation, will be considered as an act of mere liberality, not constituting an alteration or novation of the obligations established herein, the fulfillment of which may be required at any time.

13.7. Assignment. The CONTRACTOR may not assign any of the rights or obligations arising from this instrument without the prior written consent of the CONTRACTING PARTY.

13.8. Succession. This Agreement binds the Parties and their successors of any kind.

13.9. Liability in subcontracting and assignments. Under no circumstances, the subcontracting or assignment, authorized or not by the CONTRACTING PARTY, releases the CONTRACTED PARTY from its responsibilities and obligations assumed in this Agreement, keeping the CONTRACTED PARTY fully responsible to the CONTRACTING PARTY for the acts or omissions carried out by third parties and arising from the subcontracting and/or its replacement.

13.10. Not exclusivity. The contract hereby agreed is not exclusive and does not establish an employment relationship between the Parties or any relationship of personal subordination between their managers, employees, agents and/or third parties under the responsibility of the Parties.

13.11. Act of God or force majeure. Neither Party will be liable for non-compliance with its contractual obligations as a result of a fortuitous event or force majeure, under the terms of the Civil Law in force, and for that purpose, it must immediately communicate the occurrence of such fact to the other Party and inform the harmful effects of the event.

13.12. Data queries. The CONTRACTOR authorizes the CONTRACTING PARTY to make inquiries in credit analysis and information services, including SERASA - Centralização de Serviços de Bancos S/A and SPC/CDL - Credit Protection Service, regarding their regularity, as well as the regularity of its partners. The CONTRACTOR also authorizes the archiving of personal and reputable data obtained in such bodies and their use by the CONTRACTING PARTY, within the legal limit.

13.13. Declaration of technical capability. The CONTRACTOR assures that, on the date of signature of this Agreement, it already had the necessary technical, operational and economic capacity to meet the CONTRACTING PARTY’s demand, not having made, for the purposes of the sole paragraph of article 473 of the Civil Code, special mobilization or investment additional payment for the performance of this contract.

13.14. Notification. All notifications and communications regarding this Agreement between CONTRACTING PARTY and CONTRACTOR will be made through their managers and sent to the following addresses:

BRAZIL POTASH CORP

198 Davenport Road Toronto, ON, Canada M5R 1J2

A/C Sr. Matt Simpson

Tel. +1-416-309-2138 – E-mail: msimpson@brazilpotash.com

J.Mendo Consultoria Empresarial Ltda.

Rua Ministro Orozimbo Nonato, n° 442 – Sala 416 Bairro Vila da Serra

Nova Lima, MG – CEP: 34.006-053

A/C Sr. Adriano Espeschit

Tel.: +55-31-98441-6936 – E-mail: adriano@jmendo.com.br

14. Jurisdiction

14.1. The Parties elect the jurisdiction of the District of Manaus, AM, as the only one competent to resolve issues arising from this Agreement, with express waiver of any other, however special it may be.

And because they are fair and contracted, the Parties sign this Agreement in 2 (two) copies of equal content and form, in the presence of the witnesses below.

Belo Horizonte, MG, September 16, 2021.

/s/ Guilherme Andrade dos Anjos Jacome	/s/ Adriano Viana Espeschit
POTÁSSIO DO BRASIL LTDA. Guilherme Andrade dos Anjos Jacome CONTRATANTE	J.MENDO CONSULTORIA EMPRESARIAL LTDA Adriano Viana Espeschit CONTRATADA

Testemunhas:

/s/ Eldanise Barbosa Saraiva
Nome: Eldanise Barbosa Saraiva
CPF: 306.876.082-87